Exhibit 15.3

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
FINANCIAL STATEMENTS

Years Ended December 31, 2012, 2011 and 2010

PACIFIC THERAPEUTICS LTD.
Statements of Financial Position
(Expressed in Canadian Dollars)

AS AT:	December 31, 2012	December 31, 2011
	$	$
ASSETS
CURRENT
Cash and cash equivalents	9,854	6,094
Restricted cash (Note 5)	-	300,000
Harmonized sales tax recoverable	809	13,976
Prepaid expenses	97,444	5,119
	108,107	325,189
NON-CURRENT ASSETS
PROPERTY AND EQUIPMENT (Note 6)	4,864	6,358
INTANGIBLE ASSETS (Note 7)	93,562	90,631
	206,533	422,178

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	341,872	161,771
Convertible note (Note 11)	16,739	-
Derivative liability (Note 11)	30,889	-
Shareholder demand loan (Note 10)	45,553	20,300
Due to shareholders (Note 10)	202,470	-
	637,523	182,071
NON-CURRENT LIABILITIES
Irrevocable subscriptions (Note 8)	-	230,481
Due to shareholders (Note 10)	-	175,935
	-	406,416
SHAREHOLDERS' DEFICIENCY
Share capital (Note 12)	1,995,716	1,765,754
Subscriptions received (Note 12)	30,000	-
Contributed surplus	206,212	162,052
Deficit accumulated during the development stage	(2,662,918)	(2,094,115)
	(430,990)	(166,309)
	206,533	422,178
Nature and Continuance of Operations (Note 1) and Commitments (Note 16)
Subsequent Events (Note 17)
On behalf of the Board:

“Douglas H. Unwin”	Director	“Doug Wallis”	Director
Douglas H. Unwin		Doug Wallis

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
Statements of Comprehensive Loss
(Expressed in Canadian Dollars)

FOR THE YEAR ENDING DECEMBER 31,	2012	2011	2010
Expenses	$	$	$
Advertising and promotion	43,637	7,795	1,979
Amortization of property and equipment	2,819	1,810	2,444
Amortization of intangible assets	3,944	3,489	3,109
Bank charges and interest	665	3,301	527
Computer	2,130	250	4,382
Insurance	24,948	14,628	14,701
Investor relations	51,950	-	-
Office and miscellaneous	4,471	12,294	2,936
Professional fees	87,465	112,809	67,444
Rent and occupancy costs	17,743	16,273	14,556
Repairs	414	-	-
Research and development	50,941	-	15,469
Telephone and utilities	2,314	1,854	2,699
Transfer agent	7,915	2,116	-
Travel	13,130	-	1,596
Wages and benefits	169,327	121,297	159,709
	483,813	297,916	291,551

Interest expense
ISA interest incurred (Note 8)	3,002	38,250	-
ISA-accretion of deemed discount (Note 8)	69,519	42,980	-
Shareholder loan accretion of deemed discount (Note 10)	26,535	15,318	2,691
Class B Series I Preferred Shares accretion of deemed discount	-	25,955	23,858
Amortization of discount on convertible note (Note 11)	4,422	-	-
Interest expense on convertible note (Note 11)	900	-	-
	104,378	122,503	26,549
Other Expenses (Income)
Gain on disposal of property and equipment	(1,425)	-	-
Loss on conversion of Series I Preferred Shares	-	43,349	-
Loss on derivative liability (Note 11)	18,641	-	-
Other Expense	61	-	-

Net Loss and Comprehensive Loss	(605,468)	(463,768)	(318,100)

Loss per share Basic and Diluted	$(0.03)	$(0.03)	$(0.02)
Weighted average number of common shares outstanding	21,637,193	18,172,472	16,350,054

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars)

	Number of common shares	Number of Series II Preferred shares	Share capital $	Share Subscriptions received $	Contributed surplus $	Deficit $	Total $
Balance at January 1, 2010	10,216,302	135,500	999,456	-	111,644	(1,246,196)	(135,096)
Loss for the period	-	-	-	-	-	(318,100)	(318,100)
Common shares issued for services @ $0.50	6,000	-	3,000	-	-	-	3,000
Common shares issued for cash @ $0.40	50,000	-	20,000	-	-	-	20,000
Common shares issued for cash @ $0.50	58,000	-	29,000	-	-	-	29,000
Warrants exercised @ $0.15	290,000	-	43,500	-	-	-	43,500
Repricing of common shares	-	-	57,000	-	-	-	57,000
Stock split 1.50:1.00	5,310,150	67,750	-	-	-	-	-
Share issue costs	-	-	(18,820)	-	-	-	(18,820)
Discount on shareholder loans	-	-	-	-	24,466	-	24,466
Balance at December 31, 2010	15,930,452	203,250	1,133,136	-	136,110	(1,564,296)	(295,050)
Loss for the period	-	-	-	-	-	(463,768)	(463,768)
Exercise of common share warrants @ $0.10	300,000	-	30,000	-	-	-	30,000
Common shares issued under Irrevocable Subscription Agreements	750,000	-	112,500	-	-	-	112,500
Common shares issued under Irrevocable Subscription Agreements	357,142	-	49,999	-	-	-	49,999
Series I Preference Shares converted @ $0.20	1,500,000	-	300,000	-	-	-	300,000
Class B Series II Preference Shares converted to common shares	1,791,563	(203,250)	66,051	-	-	(66,051)	-
Repricing of common shares	-	-	41,600	-	-	-	41,600
Share issue costs	-	-	(21,532)	-	-	-	(21,532)
Common shares issued for cash @ $0.15	250,000	-	37,500	-	-	-	37,500
Common shares issued to settle debt	110,000	-	16,500	-	-	-	16,500
Discount on shareholder loans	-	-	-	-	20,078	-	20,078
Stock based compensation	-	-	-	-	5,864	-	5,864
Balance at December 31, 2011	20,989,157	-	1,765,754	-	162,052	(2,094,115)	(166,309)

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Equity (continued) (Expressed in Canadian Dollars)
	Number of common shares	Number of Series II Preferred shares	Share capital $	Share Subscriptions received $	Contributed surplus $	Deficit $	Total $
Balance at December 31, 2011	20,989,157	-	1,765,754	-	162,052	(2,094,115)	(166,309)
Loss for the period	-	-	-	-	-	(605,468)	(605,468)
Exercise of common share warrants @ $0.15	66,666	-	10,000	-	-	-	10,000
Common shares issued for cash @ $0.15	1,531,002	-	229,651	-	-	-	229,651
Subscriptions received for 600,000 shares @ $0.05		-	-	30,000	-	-	30,000
Transfer from contributed surplus on expiry of options	-	-	-	-	(36,665)	36,665	-
Share issue costs	-	-	(9,689)	-	-	-	(9,689)
Warrant reserve	-	-	-	-	5,799	-	5,799
Stock based compensation	-	-	-	-	75,026	-	75,026
Balance at December 31, 2012	22,586,825	-	1,995,716	30,000	206,212	(2,662,918)	(430,990)

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Cash Flow
(Expressed in Canadian Dollars)

For 12 months ending December 31,	2012	2011	2010
	$	$	$
Cash flows used in operating activities
Net loss and Comprehensive loss	(605,468)	(463,768)	(318,100)
Adjustments for items not affecting cash
Amortization of property and equipment	2,819	1,810	2,444
Amortization of intangible assets	3,944	3,489	3,109
Amortization of deemed discounts on ISAs, Class B series I preferred shares, shareholder loans, and convertible note	100,476	84,253	26,547
Loss on conversion of series I preferred shares	-	43,349	-
Stock based compensation	75,026	5,864	3,000
Loss on derivative liability	18,641	-	-
Gain on disposal of property plant and equipment	(1,425)	-	-
Other expense	61	-	-
Changes in non-cash working capital balances
Harmonized sales tax recoverable	13,167	(8,657)	(1,037)
Prepaid expenses	(92,325)	(684)	16,709
Security deposit	-	(2,400)	2,400
Unearned revenue	-	(2,600)	2,600
Accounts payable and accrued liabilities	180,101	54,983	12,971
	(304,983)	(284,361)	(249,357)
Cash flows used in investing activities
Additions to property and equipment	(6,200)	-	-
Disposals of property and equipment	6,300	-	-
Additions to intangible assets	(6,875)	(22,580)	(30,713)
	(6,775)	(22,580)	(30,713)
Cash flows from financing activities
Issue of common shares for cash	220,265	109,100	130,680
Subscriptions received	30,000	-	-
Exercise of warrants	10,000	-	-
Promissory note	30,000	-	-
Shareholder demand loan	25,253	15,269	94,260
Due to shareholders	-	108,210	-
ISA proceeds from partial draw down of funds	-	49,999	-
	315,518	282,578	224,940
Change in cash and cash equivalents	3,760	(24,363)	(55,130)
Cash and cash equivalents, beginning of period	6,094	30,457	85,587
Cash and cash equivalents, end of period	9,854	6,094	30,457

Non-Cash Financing Transactions	$	$	$
Debt settled with common stock	7,500	-	-
Warrants issued for finder fees	365	-	-
Shares issued for finder fees	8,500	-	-

The accompanying notes are an integral part of these financial statements.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

1. NATURE AND CONTINUANCE OF OPERATIONS

Pacific Therapeutics Ltd. ("the Company" or "PTL") was incorporated under the laws of the Province of British Columbia, Canada on September 12, 2005. The Company is a development stage company focused on developing proprietary drugs to treat certain types of lung disease including fibrosis. On October 14, 2011, the Company became a reporting company in British Columbia and was approved by the Canadian National Stock exchange (“CNSX”) and opened for trading on November 16, 2011.

PTL has financed its cash requirements primarily from share issuances and payments from research collaborators. The Company's ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies.

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations and the realization of assets and settlement of liabilities in the ordinary course of business. The Company is subject to risks and uncertainties common to drug discovery companies, including technological change, potential infringement on intellectual property of and by third parties, new product development, regulatory approval and market acceptance of its products, activities of competitors and its limited operating history.  All of these factors create uncertainty in the Company's ability to successfully bring its technologies to market, to achieve future profitable operations and to realize the carrying value of its assets. Given these uncertainties, there is significant doubt as to the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. STATEMENT OF COMPLIANCE AND BASIS OF PRESENTATION

(a) Statement of Compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These financial statements were approved and authorized for issue by the Board of Directors on April 29, 2013, except as to Notes 7, 11 and 16, which are dated October 10, 2013.

(b) Basis of Presentation

These financial statements were prepared on a historical cost basis and are presented in Canadian dollars which is the Company’s functional currency. All financial information has been rounded to the nearest dollar.

(c) Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting periods. Although these estimates are based on management’s best knowledge of current events and actions, actual results ultimately may differ from those estimates.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these financial statements:

(a) Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand, deposits in banks and highly liquid investments having original terms to maturity of 90 days or less.

(b) Loss per share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the period. The treasury stock method is used for determining the dilutive effect of options and warrants issued in calculating diluted earnings per share. Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the year.  For the periods presented, this calculation proved to be anti-dilutive, and therefore diluted per share amounts do not differ from basic share amounts. The loss per share on the statement of comprehensive loss for 2012 and 2011, on a retrospective basis, reflects the stock dividend on the conversion of the Class B Series II Preferred Shares to Class A common Shares, that took place on November 16, 2011.

(c) Research & development

Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless the Company believes a development project meets the criteria for deferral and amortization. No such costs have been deferred as at December 31, 2012 and December 31, 2011. Scientific Research and Experimental Development ("SR&ED") tax credits are recorded on a cash basis due to the uncertainty surrounding final approval of the SR&ED tax credit application.  Tax credits received are recorded as a reduction in research and development costs incurred in the year.

(d) Property and equipment

Property and equipment is recorded at cost. Amortization is recorded annually at rates calculated to write off the assets over their estimated useful lives as follows:

Computer equipment	45% diminishing balance
Furniture and fixtures	20% diminishing balance
Lab equipment	50% diminishing balance
Lease hold improvements	straight-line over the term of the lease

In the year of acquisition, these rates are reduced by one-half.

(e) Technology licenses and patent costs

Technology licenses acquired from third parties that include licenses and rights to technologies are initially recorded at fair value based on consideration paid and amortized on a straight-line basis over the estimated useful life of the underlying technologies.

Patent costs associated with the preparation, filing, and obtaining of patents are capitalized and amortized on a straight-line basis over the useful lives of the underlying technologies and patents, usually for a period not exceeding 15 years.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES - continued

Management evaluates the recoverability of technology licenses and patents on an annual basis based on the expected utilization of the underlying technologies. If the estimated net recoverable value for each cash-generating unit, calculated based on undiscounted future cash flows, is less than the carrying value, the asset is written down to its fair value. The amounts shown for technology licenses and patent costs do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights.

(f) Impairment

Non-financial assets are tested for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may be less than its recoverable amount. Management uses judgment to estimate these inputs and any changes to these inputs could have a material impact on the impairment calculation. For impairment testing, non-financial assets that do not generate independent cash flows are grouped together into cash-generating units (CGUs), which represent the levels at which largely independent cash flows are generated. An impairment loss is recognized in earnings to the extent that the carrying value of an asset, CGU or group of CGU’s exceeds its estimated recoverable amount. The recoverable amount of an asset, CGU or group of CGU’s is the greater of its value in use and its fair value less cost to sell. Value in use is calculated as the present value of the estimated future cash flows discounted at appropriate discount rates. An impairment loss relating to a specific asset reduces the carrying value of the asset. An impairment loss relating to a group of CGU’s is allocated on a pro-rata basis to reduce the carrying value of the assets in the units comprising the group. A previously recognized impairment loss related to non-financial assets is assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss related to non-financial assets is reversed if there is a subsequent increase in the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying value does not exceed the carrying value that would have been determined, net of depreciation or amortization, if no loss had been recognized.

(g) Share-based payments

Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of the goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The amount recognized as an expense is adjusted to reflect the number of awards expected to vest. The offset to the recorded cost is to share-based payments reserve.  Consideration received on the exercise of stock options is recorded as share capital and the related share-based payments reserve is transferred to share capital. Charges for options that are forfeited before vesting are reversed from share-based payments reserve. For those options that expire or are forfeited after vesting, the recorded value is transferred to deficit.

(h) Income taxes

The Company uses the balance sheet method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets result from unused loss carry-forwards, resource related pools and other deductions. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilized.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES - continued

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(i) Financial instruments

(a)           Financial assets

The Company classifies its financial assets in the following categories: held-to-maturity, fair value through profit or loss (“FVTPL”), loans and receivables, and available-for-sale (“AFS”). The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at recognition.

Fair value through profit or loss

Financial assets are classified as FVTPL when the financial asset is held-for-trading or it is designated as FVTPL. A financial asset is classified as FVTPL when it has been acquired principally for the purpose of selling in the near future; it is a part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-taking or if it is a derivative that is not designated and effective as a hedging instrument. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at FVTPL are measured at fair value, and changes therein are recognized in profit or loss. Cash is included in this category of financial assets.

Loans and receivables

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost, less any impairment losses. The company has no assets classified as loans and receivables.

Held-to-maturity

Held-to-maturity financial assets are recognized on a trade-date basis and are initially measured at fair value using the effective interest rate method. The Company has no assets classified as held-to-maturity.

Available-for-sale

AFS financial assets are non-derivatives that are either designated as available-for-sale or not classified in any of the other financial asset categories. Changes in the fair value of AFS financial assets, other than impairment losses, are recognized as other comprehensive income and classified as a component of equity. The Company has no assets classified as AFS.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES - continued

(b)           Financial liabilities

The Company classifies its financial liabilities in the following categories:

Borrowings and other financial liabilities

Borrowings and other financial liabilities are classified as current or non-current based on their maturity date. Compound instruments are bifurcated and presented in the financial statements in their component parts using the fair value method. Financial liabilities include accounts payable and accrued liabilities, shareholder demand loan, balances due to shareholders, the liability portion of the convertible note, and the derivative liability.

Borrowings and other non-derivative financial liabilities of the company are recognized initially at fair value, net of transaction costs incurred, and are subsequently stated at amortized cost. Any difference between the amounts originally received, net of transaction costs, and the redemption value is recognized in the income statement over the period to maturity using the effective interest method. Derivative financial liabilities of the company are initially measured at fair value, with subsequent remeasurement to fair value at the end of each reporting period.

4. RECENT ACCOUNTING PRONOUNCEMENTS

At the date of authorization of these consolidated financial statements, the IASB has issued a number of new and revised standards and interpretations, which are not yet effective for the relevant reporting periods.

IFRS 9 Financial Instruments
In November 2009, the IASB issued, and subsequently revised in October 2010, IFRS 9 as a first phase in its ongoing project to replace IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9, which is to be applied retrospectively, is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted.

IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. The standard also adds guidance on the classification and measurement of financial liabilities. Management has not yet determined the potential impact the adoption of IFRS 9 will have on the Company’s consolidated financial statements.

IFRS 10 Consolidated Financial Statements
In May 2011, the IASB issued IFRS 10, which is to be applied retrospectively, and is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

4. RECENT ACCOUNTING PRONOUNCEMENTS - continued

IFRS 10 replaces Standing Interpretations Committee (“SIC”) 12 Consolidation – Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements. IFRS 10 eliminates the current risk and rewards approach and establishes control as the single basis for determining the consolidation of an entity. The standard provides guidance on how to apply the control principles in a number of situations, including agency relationships and holding potential voting rights. Management has not yet determined the potential impact that the adoption of IFRS 10 will have on the Company’s consolidated financial statements.

IFRS 12 Disclosure of Interests in Other Entities
In May 2011, the IASB issued IFRS 12, which is to be applied retrospectively, and is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted.

IFRS 12 outlines the required disclosures for interests in subsidiaries and joint arrangements. The new disclosures require information that will assist financial statement users to evaluate the nature, risks and financial effects associated with an entity’s interests in subsidiaries and joint arrangements. Management has not yet determined the potential impact that the adoption of IFRS 12 will have on the Company’s consolidated financial statements.

IFRS 13 Fair Value Measurement
In May 2011, the IASB issued IFRS 13, which is to be applied prospectively, and is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted.

IFRS 13 defines fair value, provides a framework for measuring fair value and includes disclosure requirements for fair value measurements. IFRS 13 will be applied in most cases when another IFRS requires (or permits) fair value measurement. Management has not yet determined the potential impact that the adoption of IFRS 13 will have on the Company’s consolidated financial statements.

Other
In June 2011, the IASB issued amendments to IAS 1 to revise the way in which other comprehensive income is presented. The Company does not believe the changes resulting from the amended standard will have an impact on its consolidated financial statements. The amended standard is effective for annual periods beginning on or after July 1, 2012.

In June 2011, the IASB issued amendments to IAS 19 Employee Benefits with revised requirements for pensions and other post-retirement benefits, termination benefits and other changes. The Company does not believe the changes resulting from these amendments are relevant to its consolidated financial statements. The amended standard is effective for annual periods beginning on or after January 1, 2013.

In June 2011, the IASB issued amendments to IFRS 7 Financial Instruments: Disclosures. The Company does not believe the changes resulting from these amendments are relevant to its consolidated financial statements. The amended standard is effective for annual periods beginning on or after July 1, 2011.

In May 2011, the IASB issued IFRS 11 Joint Arrangements, in addition to IFRS 10 and IFRS 12 discussed above. The Company does not believe the changes resulting from this new standard are relevant to its consolidated financial statements. IFRS 11 is effective for annual periods beginning on or after January 1, 2013.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

5. RESTRICTED CASH

The Company has restricted cash at December 31, 2012 of $Nil (2011 - $300,000) which consisted of funds held in an escrow account, pursuant to the terms of the Irrevocable Subscription Agreements (“ISAs”) with investors. On January 31, 2012 the ISAs were cancelled and the cash returned to the investors.

6. PROPERTY AND EQUIPMENT

Cost
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
January 1, 2011	$5,876	$8,093	$8,330	-	$22,299
Additions	-	-	-	-	-
Disposals	-	-	-	-	-
December 31, 2011	$5,876	$8,093	$8,330	-	$22,299

January 1, 2012	$5,876	$8,093	$8,330	-	$22,299
Additions	-	-	-	6,200	6,200
Disposals	-	(8,093)	(8,330)	-	(16,423)
December 31, 2012	$5,876	$-	$-	$6,200	$12,076

Amortization
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
January 1, 2011	$5,169	$4,364	$4,598	-	$14,131
Amortization for the year	318	746	746	-	1,810
December 31, 2011	$5,487	$5,110	$5,344	-	$15,941

January 1, 2012	$5,487	$5,110	$5,344	-	$15,941
Disposals	-	(5,657)	(5,891)		(11,548)
Amortization for the year	175	547	547	1,550	2,819
December 31, 2012	$5,662	$-	$-	$1,550	$7,212

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

6. PROPERTY AND EQUIPMENT - continued

Carrying amounts
At January 1, 2011	$707	$3,729	$3,732	-	$8,168
At December 31, 2011	$389	$2,983	$2,986	-	$6,358

At January 1, 2012	$389	$2,983	$2,986	-	$6,358
At December 31, 2012	$214	$-	$-	$4,650	$4,864

7. INTANGIBLE ASSETS

Cost
	Technology Licenses (i)	Patents (ii)	Total
Balance at January 1, 2011	$30,738	$46,632	$77,370
Additions	11,772	10,808	22,580
Disposals	-	-	-
Balance at December 31, 2011	$42,510	$57,440	$99,950

Balance at January 1, 2012	$42,510	$57,440	$99,950
Additions	-	6,875	6,875
Disposals	-	-	-
Balance at December 31, 2012	$42,510	$64,315	$106,825

Amortization
	Technology Licenses (i)	Patents (ii)	Total
Balance at January 1, 2011	$-	$5,830	$5,830
Amortization for the year	-	3,489	3,489
Balance at December 31, 2011	$-	$9,319	$9,319

Balance at January 1, 2012	$-	$9,319	$9,319
Amortization for the year	-	3,944	3,944
Balance at December 31, 2012	$-	$13,263	$13,263

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

7. INTANGIBLE ASSETS - continued

Carrying amounts
At January 1, 2011	$30,738	$40,802	$71,540
At December 31, 2011	$42,510	$48,121	$90,631

At January 1, 2012	$42,510	$48,121	$90,631
At December 31, 2012	$42,510	$51,052	$93,562

(i)
On April 25, 2007, the Company entered into a license agreement with Dalhousie University (“Dalhousie”). The license covers Pentoxifylline and Functional Derivatives/Metabolites and its applications. The fields of use include pulmonary indications and radiation induced fibrosis. The Company has paid license fees to date of $42,510 (2011 – $42,510; 2010 – $30,738) to secure this license which is to be credited towards future royalties. As part of the agreement the Company must make milestone payments of up to $825,000 to Dalhousie based on patient enrolment, clinical studies, and regulatory approval for sale of the product as well as a $25,000 payment into the patent fund maintained by Dalhousie, details of which are further explained in Note 16, Commitments. The medical license is a limited life intangible to be amortized on a straight-line basis over the estimated useful life of the underlying technologies. The medical license is currently not being amortized as the medical technology is not yet in use.

(ii)
The Company is currently pursuing patent applications for the compositions and methods of treating fibro proliferative disorders. Costs of these applications incurred to date are $64,315 (2011 - $57,440; 2010 – $46,632). The applications are still pending as at December 31, 2012, however due to a finite life of a patent which begins from the date of application, the Company is amortizing these costs over the expected life of the patents, of 15 years. The remaining amortization period for these patents ranges between 9 to 14 years.

(iii)
In 2012, in accordance with the Company’s policy on impairment testing, per Note 2(f), the Company concluded that no impairment in its intangible asset values existed and consequently no impairment loss was recognized in the year.

8. IRREVOCABLE SUBSCRIPTION AGREEMENTS (“ISA”)

On January 26, 2011, the Company received $275,000 which was placed in trust. The release of the invested funds is governed by the terms of the Irrevocable Subscription Agreement and Escrow Agreement between the Company and the investors and the trustee with an effective date of January 31, 2011.

As a bonus, for placing the subscription funds in trust, the Company issued 550,000 Class A common shares based on 20% of the principal value of the subscription. The bonus shares were allocated a value of $82,500 based on a fair value of $0.15 per share. In addition, the Company issued 2,200,000 common share purchase warrants with an exercise price of $0.15 with a term of two years. The shares and warrants were issued as of the effective date of the irrevocable subscription and escrow agreements.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

8. IRREVOCABLE SUBSCRIPTION AGREEMENTS (“ISA”) - continued

On February 2, 2011, the Company received a further $25,000 in subscription funds. The release of the invested funds is governed by the terms of the Irrevocable Subscription Agreement and Escrow Agreement between the Company and the investors and the trustee with an effective date of January 31, 2011. In addition, the Company also issued 200,000 common share purchase warrants with an exercise price of $0.15 per warrant and a term of two years. The shares and warrants were issued as of the effective date of the Irrevocable Subscription Agreement and Escrow Agreement.

As a bonus for placing the subscription funds in trust, the Company issued 50,000 Class A common shares based on 20% of the principal value of the subscription. The bonus shares were allocated a value of $7,500 based on a fair value of $0.15 per share.  These $25,000 of funds are callable on demand. On November 15, 2011, the investor terminated their participation in the ISA, and their funds were returned to them.

On May 16, 2011, the Company received a further $75,000 in subscription funds. The release of the invested funds is governed by the terms of the Irrevocable Subscription Agreement and Escrow Agreement between the Company and the investors and the trustee with an effective date of May 16, 2011.

As a bonus for placing the subscription funds in trust, the Company issued 150,000 Class A common shares based on 20% of the principal value of the subscription. The bonus shares were allocated a value of $22,500 based on a fair value of $0.15 per share. In addition, the Company issued 600,000 common share purchase warrants with an exercise price of $0.15 per warrant and a term of two years. The shares and warrants were issued as of the effective date of the Irrevocable Subscription Agreements and Escrow Agreement.

The terms of the Irrevocable Subscription Agreements are as follows:

i)	The funds are to be placed into trust until the issuance of a draw down notice from the company or termination of the agreement.

ii)
The funds are callable and the investor may terminate participation in the facility and withdraw their funds from the trust account any time after January 1, 2013 if the company’s common shares are not listed for trading on the CNSX, except for the $25,000 of funds contributed by an investor on February 2, 2011, which are callable on demand, and were returned to the investor in December 2011 and are no longer outstanding at year end.

iii)	The funds are also retractable and the Company may terminate the investor's subscription at any time by returning the investor's invested funds and accrued interest.

iv)	The funds in the escrow account accrue interest at 1% per month.

v)	As a bonus, the Company will issue Class A common shares based on 20% of each investor's investment.

vi)
The Company will also issue 200,000 purchase warrants for each $25,000 invested. Each whole warrant will entitle the investor to purchase one Class A common share for a period of two years at an exercise price of $0.15 per share.

vii)
The Company may, at its option from time to time put to the investors (on a pro-rata basis), $50,000 of its Class A common shares by way of a private placement over the 24-month period from the closing date.  Each put will be at a subscription price equal to the greater of a) $0.10 per share and b) the CNSX closing price for the Class A common shares prior to the dissemination of a news release disclosing the private placement, less the maximum discount prescribed by CNSX policies.  All funds will remain in the trust account until such shares are put to the funder or the agreement is terminated.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

8. IRREVOCABLE SUBSCRIPTION AGREEMENTS (“ISA”) - continued

On December 14, 2011, the Company completed a private placement under the terms of the ISA, selling 357,142 common shares at a price of $0.14 per share to participating subscribers to the ISA, for aggregate proceeds of $49,999, released from trust to the Company for their general use, per the terms of the ISA agreement draw-down feature, and subtracted from the ISA liability balance outstanding.

On January 31, 2012, The Company terminated the Irrevocable Subscription Agreements entered into by the issuer on January 31, 2011 and May 16, 2011. Termination of these agreements eliminated 3,000,000 shares that were reserved for issue improving the issuer’s capital structure and resulted in the return of the $300,000 of funds held in escrow to the investors as a result of the termination of the ISA’s. The termination also eliminated the 1% per month interest expense on the money that was held in trust as well as transaction costs associated with issuing shares associated with the draw downs.

During the year ended December 31, 2012, the Company recorded total interest expense of $72,521 (2011 - $81,230; 2010 – $Nil) on the ISAs, for the one month period prior to its cancellation on January 31, 2012, inclusive of 1% interest per month recorded on the ISA funds held in escrow of $3,002 (2011-$38,250; 2010 – $Nil), and accretion of the amount allocated to bonus shares, i.e., the (“deemed discount”) of $69,519 (2011-$42,980; 2010 – $Nil).

ISA continuity schedule	2012	2011
Principal amount of ISA received from investors	$-	$375,000
Amount allocated to Bonus shares (“Deemed Discount)	-	(112,500)
Net amount allocated to ISA	230,481	262,500
Amount returned to investor on demand	-	(25,000)
Draw down on funds	-	(49,999)
Accretion of deemed discount	69,519	42,980
Termination of ISA	(300,000)	-
Net carrying amount	$-	$230,481

9. INCOME TAXES

The reconciliation of income tax attributable to continuing operations computed at the statutory tax rate of 25.0% (2011 – 26.5%) to income tax expense is:

	2012	2011
Income tax benefit at Canadian statutory rates	$(151,367)	$(122,899)
Other items	46,307	20,366
Tax rate variation	(26,360)	175,450
Change in temporary difference	10,283	(12,483)
Unused tax losses and tax offsets not recognized	121,137	(60,434)
	$-	$-

Deferred taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Deferred tax assets are evaluated periodically and if realization is not considered likely, a valuation allowance is provided.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

9. INCOME TAXES - continued

(a)  Deferred tax asset and liabilities:

	2012	2011
Deferred tax assets (liabilities):

Operating loss carry-forwards	$517,512	$446,976
Property and equipment	284	893
Intangible assets	(8,711)	(4,282)
Derivative liability	(7,722)	-
Convertible note	(3,315)	-
	498,048	443,587
Valuation allowance	(498,048)	(443,587)
Net deferred tax asset	$-	$-

(b)  Loss carry-forwards:

The Company has accumulated non-capital losses of approximately $2,069,000 which will expire as follows:

2014	$23,000
2025	137,000
2026	444,000
2027	135,000
2028	262,000
2029	283,000
2030	286,000
2031	116,000
2032	383,000
$2,069,000

The Company has undepreciated capital cost of $49,928 (2011 - $68,299) available to be deducted against future taxable income.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

10. DUE TO SHAREHOLDERS

(a) Shareholder demand loan

Shareholders of the Company are owed $45,553 (2011 - $20,300) consisting of short term amounts loaned to the company that are unsecured, non-interest bearing, and payable on demand.

(b) Due to shareholders

Due to shareholder balances are unsecured and non-interest bearing, with a fixed repayment date of January 1, 2013. Due to the January 1, 2013 repayment date, the balance was presented as a current liability of $202,470 (2011 - $Nil) as at December 31, 2012, and as a long term liability in 2011.  This loan is carried on the face of the financial statements at amortized cost using a discount rate of 15%. See continuity schedule below:

	2012	2011

Principal amount of shareholder loan liability	$202,470	$202,470
Less discount allocated to contributed surplus	(41,260)	(41,853)
Shareholder loan outstanding (net of discount)	161,480	160,617
Accretion of discount	41,260	15,318
Net carrying amount	$202,470	$175,935

11. CONVERTIBLE NOTES

On September 24, 2012 the Company issued a convertible note (“the Note”) with a face value of $30,000 plus 200,000 two year $0.22 warrants (Bonus Warrants) for $30,000 in cash. The Note has a term of one year and is repayable by the Issuer at any time. The holder of the Note may convert the whole note or any portion into units at any time. Each unit will consist of 1 common share (the Share Option) and 1 warrant (the warrant option), with each warrant option exercisable to acquire an additional common share for a period of 2 years from the date the warrant was issued. Subject to regulatory approval the conversion price per unit will be at a 25% discount to the ten day weighted average price of the issuer’s shares at the date of conversion. Subject to regulatory approval the exercise price per warrant option will be at a 25% premium to the ten day weighted average price of the issuer’s shares at the date of conversion. Each bonus warrant is exercisable to acquire an additional common share for a period of two years from the closing date at a price of $0.22. The Note accrues interest at the rate of 1% per month, payable in quarterly installments.

The fair value of the Bonus Warrants and Share Options were determined using the Black-Scholes pricing model. The Black-Scholes pricing model is based on several subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options.

The estimated fair value of the Bonus Warrants was calculated on the grant date as $13,238. The estimated fair value of the share options was calculated on the grant date as $18,232.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

11. CONVERTIBLE NOTES - continued

The assumptions used in the Black-Scholes pricing model for the share options at the date of grant, September 24, 2012, were as follows:

Share Options September 24, 2012
Expected life in years	1.00
Expected volatility	136.00%
Expected dividend yield	0.00%
Risk free interest rate	1.15%
Expected forfeiture rate	0.00%

The assumptions used in the Black-Scholes pricing model for the share options at December 31, 2012 to determine the fair value are as follows:

Share Options December 31, 2012
Expected life in years	0.78
Expected volatility	112.00%
Expected dividend yield	0.00%
Risk free interest rate	1.15%
Expected forfeiture rate	0.00%

The fair value of the warrant options was determined using the Geske pricing model. The Geske pricing model is based on several subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options. The estimated fair value of the warrant options was calculated on the grant date as $11,600.

The assumptions used in the Geske pricing model for the warrant options at the date of grant, September 24, 2012, were as follows:

Warrant Options September 24, 2012
Strike price of compound option	$.001
Strike price of underlying option	$0.20
Expected volatility	136.00%
Dividend yield	0.00%
Risk free interest rate	1.15%

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

11. CONVERTIBLE NOTES - continued

The assumptions used in the Geske pricing model for the warrant options at December 31, 2012 to determine the fair value are as follows:

Warrant Options December 31, 2012
Strike price of compound option	$.001
Strike price of underlying option	$0.063
Expected volatility	112.00%
Dividend yield	0.00%
Risk free interest rate	1.15%

Upon initial recognition, the Company bifurcated the $30,000 proceeds between the component parts of the convertible note using the relative fair value method as follows at September 24, 2012:

		Estimated Value		Allocation of Proceeds
Current Liabilities
Convertible Loan	Face value of note	$30,000	41%	$12,317
Derivative Liability	Share Option	18,232	25%	7,485
Derivative Liability	Warrant Option	11,600	16%	4,763
Contributed Surplus
Warrant Reserve	Bonus Warrants	13,238	18%	5,435
		$73,070	100%	$30,000

The discount on the component parts of the convertible note are accreted as interest expense over the one year term of the note.

The derivative liability on the convertible note is comprised as follows:

2012
Balance, Beginning	$-
Derivative liability on warrant and share options, on issuance	12,248
Remeasurement to fair value	18,641
Balance, ending	$30,889

As at December 31, 2012 the derivative liability was remeasured to fair value. This resulted in a loss on derivative liability being recognized on the face of the financial statements of $18,641 (2011- $Nil; 2010 – $Nil).

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

12. SHARE CAPITAL

Authorized
Unlimited 1,500,000 1,000,000	Class A common shares without par value Class B Series I preferred shares without par value Class B Series II preferred shares without par value

Issued
22,586,825 NIL NIL	Class A common shares without par value Class B Series I preferred shares without par value Class B Series II preferred shares without par value

Class A Common Shares

On January 15, 2011, the Company re-priced 4,800,000 Class A common shares, 4,500,000 Class A common shares originally issued for proceeds of $0.0133 per share to $0.02 per share, for which total proceeds of $30,000 was received as a result of the re-pricing and 300,000 Class A common shares originally issued for proceeds of $0.0007 per share to $0.02 per share, for which total proceeds of $5,800 was received as a result of the re-pricing.

On January 26, 2011, under the terms of the ISA agreement, the Company issued 550,000 Class A common shares at a fair value price per share of $0.15 (Note 8). The Company also issued 2,200,000 common share purchase warrants with an exercise price of $0.15 per warrant until January 26, 2013.

On January 31, 2011, the Company completed a private placement of 140,000 units at $0.15 per unit for gross proceeds of $21,000. Each unit comprises of one common share and one warrant to purchase one common share at $0.25 per share exercisable until January 31, 2013.

On February 2, 2011, under the terms of the ISA agreement, the Company issued 50,000 Class A common shares at a fair value price per share of $0.15 (Note 8). The Company also issued 200,000 common share purchase warrants with an exercise price of $0.15 per share until February 2, 2013.

On February 28, 2011, the Company re-priced 300,000 Class A common shares originally issued for proceeds of $0.0007 per share to $0.02 per share. Total proceeds of $5,800 were received as a result of the re-pricing.

On February 28, 2011 the Company completed a private placement of 60,000 units at $0.15 per unit for gross proceeds of $9,000. Each unit comprises of one common share and one warrant to purchase one common share at $0.25 per share exercisable until February 28, 2013. The Company paid $750 in finder’s fees related to $7,500 of the funds raised.

On May 16, 2011, under the terms of the ISA agreement, the Company issued 150,000 Class A common shares at a fair value price of $0.15 (Note 8). The Company also issued 600,000 common share purchase warrants with an exercise price of $0.15 per share until May 16, 2013.

On July 21, 2011 the Company completed a private placement of 50,000 common shares at $0.15 per share, for gross proceeds of $7,500.

On July 27, 2011 the Company completed a private placement of 110,000 common shares at $0.15 per share in exchange for debt, for a total of issued share capital of $16,500.

On November 16, 2011 the company issued 1,500,000 common shares on conversion of 1,500,000 Class B Series I Preferred Shares with a total subscription price of $300,000.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

12. SHARE CAPITAL - continued

On November 16, 2011, the Company triggered the automatic conversion clause in the Class B Series II preferred shares agreement, on becoming listed on a National Stock exchange (the “CNSX.”) Each Series II Class B preferred share entitled the holder to a 12% annual cumulative dividend payable "in kind" with Class A common shares.  Per the Series II Class B Preferred Shares agreement, the shares automatically converted into Class A Common Shares at a price equal to the transaction price less 25%, plus a one-half (1/2) warrant to purchase a common share, upon the Company listing on a National Stock Exchange. On November 16, 2011, the company issued 1,791,563 common shares on the conversion of 203,250 Class B Series II Preferred Shares with a total subscription price inclusive of $135,500 of the stated value of the shares, and accumulated “in kind” dividends of $66,051. In addition, 602,222 warrants were issued upon conversion. Each one (1) full purchase warrant (the "Series II Purchase Warrant") may be exercised to purchase one (1) Class A Common Share, at the transaction price, for a period of two (2) years from the date of issue.

On December 13, 2011 the company completed a drawdown of $49,999 under the Irrevocable Subscription Agreements, by way of a private placement. The company issued 357,142 shares at $0.14 per share per the private placement.

On January 31, 2012 66,666 common share warrants with an exercise price of $0.15 were exercised by an officer of the company for 66,666 common shares and proceeds of $10,000.

On June 20, 2012, the Company completed a private placement of 732,670 units at $0.15 per unit for gross proceeds of $109,900. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until June 20, 2014.

On June 20, 2012, certain finders were issued 56,667 units with the same terms as in the foregoing, which were valued at $8,500.

On September 21, 2012, the Company completed a private placement of 741,666 units at $0.15 per unit for gross proceeds of $111,250. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until September 21, 2014.

SHARE SUBSCRIPTIONS RECEIVED

In December 2012 the Company received $30,000 for a share subscription for 600,000 units at $0.05 per unit. Each unit is comprised of one common share and one half of one warrant. Each whole warrant has an exercise price of $0.22 and expires in two years. These units were issued subsequent to year end.

Stock options and share based compensation:

At December 31, 2012, the Company had 1,675,000 (2011 - 1,650,000) stock options outstanding, of which 1,650,000 (2011 - 1,550,000) are exercisable, at a weighted average exercise price of $0.24 (2011 - $0.25) per common share, and expiring at various dates from October 31, 2014 to December 15, 2017.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

12. SHARE CAPITAL - continued

As at December 31, 2012 and 2011, the following stock options were outstanding:

Expiry Date	Exercise Price $	2012	2011
31-Jan-12	0.27	-	225,000
1-May-12	0.27	-	150,000
1-Jun-12	0.27	-	75,000
14-Oct-12	0.20	-	300,000
1-Dec-12	0.27	-	150,000
31-Oct-14	0.27	150,000	150,000
4-Nov-14	0.27	150,000	150,000
5-Mar-15	0.27	375,000	375,000
1-Jun-15	0.27	75,000	75,000
3-Jul-17	0.10	475,000	-
21-Dec-17	0.10	450,000	-
Balance at December 31	$0.17	1,675,000	1,650,000

The options outstanding and exercisable at December 31, 2012, have a weighted average remaining contractual life of 3.5 years (2011 – 1.7 years). Stock option activity was as follows:

	Options Outstanding	Exercise Price $	Options Outstanding	Exercise Price $
Balance at January 1	1,650,000	$0.25	1,875,000	$0.25
Exercised	-	-	-	-
Expired/Cancelled	(1,000,000)	0.24	(225,000)	0.22
Issued	1,025,000	0.10	-	-
Balance at December 31	1,675,000	$0.17	1,650,000	$0.25

The fair value of share based awards is determined using the Black-Scholes option pricing model. The model utilizes certain subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options.

The company used the Black-Scholes pricing model for multiple stock option grants occurring in the year. The assumptions used in the Black-Scholes option pricing model for employees and directors and consultants were:

	2012	2011
Dividend yield	0%	0%
Expected volatility	91%-112%	47%
Risk free interest rate	1.19%	1.4% and 1.8%
Expected life in years	2-3	1 - 4
Fair value per share	$0.04 -$0.11	$0.05
Forfeiture rate	4%	4%

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

12. SHARE CAPITAL - continued

Warrants

As at December 31, 2012, the following share purchase warrants were issued and outstanding:

Expiry Date	Exercise Price $	2012	2011
1-Mar-12	$0.15	-	28,200
1-Feb-13	$0.15	2,473,334	2,540,000
28-Feb-13	$0.15	60,000	60,000
16-May-13	$0.15	600,000	600,000
15-Nov-13	$0.15	602,223	602,223
20-Jun-14	$0.22	732,670	-
19-Jun-14	$0.22	56,666	-
21-Sep-14	$0.22	747,166	-
Balance at December 31		5,272,059	3,830,423

The warrants outstanding and exercisable at December 31, 2012, have a weighted average remaining contractual life of 0.6 years (2011 – 1.3 years). Warrant activity was as follows:

	2012		2011
	Warrants Outstanding	Exercise Price $	Warrants Outstanding	Exercise Price $
Balance at January 1	3,830,423	$0.16	1,009,267	$0.20
Exercised	(66,666)	0.15	(300,000)	0.10
Expired	(28,200)	0.10	(681,067)	0.25
Issued	1,536,502	0.22	3,802,223	0.16
Balance at December 31	5,272,059	$0.18	3,830,423	$0.16

13. CAPITAL DISCLOSURE

The Company considers its capital under management to be comprised of shareholders’ equity and any debt that it may issue. As at December 31, 2012 the Company’s shareholders’ deficiency was $430,990 (2011 - $166,309). The Company’s outstanding issued debt includes a Due to shareholders’ long-term loan of $Nil (2011 - $175,935), Due to shareholder demand loan of $45,533 (2011-$20,300), a Due to shareholders short term loan of $202,470 (2011-$Nil). Irrevocable subscriptions of $Nil (2011-$230,481) convertible note of $16,739 (2011-$Nil) and derivative liability of $30,889 (2011-$Nil). The Company’s objectives when managing capital are to maintain financial strength and to protect its ability to meet its on-going liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for shareholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. The Company is not subject to any capital restrictions. There has been no change in the Company’s objectives in managing its capital.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

14. RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related parties are in the normal course of operations. Amounts due to or from related parties are in the normal course of operations.

Details of the transactions between the Company and its related parties are disclosed below:

(a) Related Party Transactions

	2012	2011	2010
Accounting fees paid to a shareholder of the Company	$18,000	$21,000	$36,000
Legal fees incurred from a consultant and director of the Company	$3,200	$7,934	$5,684
Sublease revenues from a company controlled by a shareholder of the Company	$ Nil	$ Nil	$31,200
Website design fees paid to an individual related to a shareholder of the Company	$ Nil	$ Nil	$4,382
Initial fee under a letter of intent for a licensing agreement received from a company controlled by a shareholder of the Company	$ Nil	$ Nil	$10,000

(b) Related Party Balances

	2012	2011	2010
Amounts in accounts payable and accrued liabilities owing to a consultant and director of the Company for legal fees	$18,575	$14,991	$5,819
Amount in accounts payable and accrued liabilities owing to a shareholder and director of the Company for unpaid salary and expenses	$100,798	$23,306	$35,062
Amounts in accounts payable and accrued liabilities owing to a shareholder of the Company for accounting fees	$22,917	$3,360	$26,460

Balances are due on demand with no fixed term, security or interest.

(c) Key Management and Personnel Compensation:

	2012	2011	2010
Wages, salaries, and consulting fees	$100,398	$115,433		$159,709
Share-based payments	42,390	5,864	$	Nil

Total key management personnel compensation	$142,788	$121,297		$159,709

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

15. FINANCIAL INSTRUMENTS AND RISK

As at December 31, 2012, the Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities, shareholder demand loan, short term and long term  due to shareholder balances, a convertible note and a derivative liability. The convertible note has been bifurcated and presented in the financial statements using its component parts.

Information about fair value measurement of financial instruments are required to be disclosed using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The levels of the fair value hierarchy are defined as follows:

Level 1	Quote prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly.
Level 3	Inputs for assets or liabilities that are not based on observable market data.

The fair value of cash and cash equivalents, accounts payable and accrued liabilities and shareholder demand loan approximate their carrying values because of the short term nature of these instruments. These are classified as level 1 in the fair value hierarchy.

The convertible note financial liability and due to shareholders short term and long term balances were initially recognized at fair value and subsequently stated at amortized cost. Any difference between the amounts originally received, net of transaction costs, and the redemption value is recognized in the income statement over the period to maturity using the effective interest rate method. Therefore the liabilities are classified as Level 2 in the fair value hierarchy.

The derivative liability was initially measured at fair value with subsequent remeasurement to fair value at the end of each reporting period. Because revaluation to fair value includes the use of valuation techniques, the derivative liability is classified as level 3 in the fair value hierarchy.

The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and cash equivalents. To minimize the credit risk the Company places these instruments with a high credit quality financial institution.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

15. FINANCIAL INSTRUMENTS AND RISK - continued

Liquidity Risk

The Company ensures its holding of cash and cash equivalents is sufficient to meet its short-term general and administrative expenditures.  All of the Company’s financial liabilities are subject to normal trade terms.  The Company does not have investments in any asset-backed deposits. The Company’s liabilities as at December 31, 2012, are due as follows:

Liabilities Outstanding
On demand	$354,761
0 – 30 days	19,913
31-90 days	130,793
365 days	132,056
Over 365 days	-
Total	$637,523

Foreign Exchange Risk

The Company is not exposed to foreign exchange risk on its financial instruments.

Interest Rate Risk

At December 31, 2012 the Company is not exposed to significant interest rate risk as its interest bearing debt is at fixed rates.

16. COMMITMENTS

The Company’s commitments are as follows:

(a)
On April 25, 2007, the Company entered into a license agreement with Dalhousie University ("Dalhousie"). The license covers Pentoxifylline and Functional Derivatives/Metabolites and its applications. The fields of use include pulmonary indications and radiation induced fibrosis.

The Company is required to make annual maintenance payments of $7,500 which are credited towards future royalties. In addition the Company must make milestone payments of up to $825,000 to Dalhousie based on patient enrolment, clinical studies, and regulatory approval for sale of the product as well as a $25,000 payment into the patent fund maintained by Dalhousie.

As further consideration under the Assignment Agreement, the Company is required to pay to Dalhousie a royalty on revenue earned from marketing, manufacturing, licensing, sale or distribution of the technology, improvements relating to the technology or products.

Under the terms of the license agreement, the Company was required to a) secure $2,000,000 in capital or debt financing by December 31, 2010, b) complete enrolment of a first patient in a Phase II clinical study and c) expend $200,000 per year in research and development related activities. The Company has received a waiver from Dalhousie for the requirement (a) and (b) above, and requirement (c) was amended to include a requirement that a first human subject be dosed by December 31, 2012 and initiation of a Phase II study by December 12, 2015.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Years Ended December 31, 2012 and 2011

16. COMMITMENTS - continued

(b)
In February 2011, the Company entered into a Developmental and Commercialization Agreement (the "Agreement") with IntelGenx Corp. Under the Agreement, the Company has acquired from IntelGenx the intellectual property solely relating to PTL-202 and US Patent Application 2007/0190144 and all corresponding know-how, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions worldwide. IntelGenx will undertake the formulation and development of the Product pursuant to the Agreement. Within 90 days of the completion of a pilot biostudy and delivery of the final report on the results of the pilot biostudy, the Company will have the option to continue, at its expense, any further development of the product deemed necessary for commercialization while being solely responsible financially and/or otherwise for the timely completion of all activities, necessary for the commercialization of the product. Should the Company decide to exercise such further development option, the parties shall enter into good faith negotiations in order to finalize an agreement permitting the Company to commercialize, distribute or otherwise exploit the product. Pursuant to the terms of the Agreement, the parties shall jointly make all key decisions regarding the development and commercialization of the Product with IntelGenx bearing primary responsibility for the research and development of the Product, and the Company bearing primary responsibility for the licensing, clinical testing, commercialization and partnering of the Product.

Under the terms of the Agreement, IntelGenx agreed to fund research and development in the amount of $181,500 in four categories. At December 31, 2013, the first three phases have been completed at a cost of $130,500. See table below:

Phase	$	Stage
Pre-development activities	16,500	Completed
Pre-formulation trials	6,000	Completed
Formulation development	108,000	Completed
Subtotal – Completed Phases	130,500
Pilot bio study of formulated product	51,000	Not-completed
Total	181,500

All amounts in the table above have been, or will be, incurred by IntelGenx under the terms of the Agreement, and therefore none of these research and development amounts were incurred by, or will be incurred by, the Company. Per the terms of this Agreement, the Company will be responsible for all future external costs incurred, outside of research and development, necessary for the successful commercialization of the Product.

In addition, pursuant to the agreement, the Company is required to provide IntelGenx with annual revenue sharing of 7% on the first $5 million of net sales, and 5% on net sales in excess of $5 million.

The agreement also provides that if the Company elects not to complete development of the product, IntelGenx has the option to take over and complete the project.  Should this occur, the Company is entitled to annual revenue sharing of 7% on the first $5 million of net sales and 5% on net sales in excess of $5 million.

17. SUBSEQUENT EVENTS

On January 9, 2013 the license agreement with Dalhousie University was terminated due to breach of contract for non-payment of maintenance amounts due.

On February 7, 2013 the Company completed a private placement of 1,800,000 units at $0.05 per unit for gross proceeds of $90,000, with $30,000 relating to the share subscription received before yearend (see Note 12).  Each unit is comprised of one common share and one-half a purchase warrant, each warrant being exercisable for one common share at an exercise price of $0.22 until February 7, 2015.

On April 26, 2013, the Company announced it was proceeding with a non-brokered private placement for up to 4,000,000 units at $0.05 per unit for gross proceeds of up to $200,000.  Each unit will be comprised of one common share and one-half a purchase warrant.  Each whole warrant may be exercised for $0.22 to purchase one common share for a period of two years from closing.  At the date of these financial statements, this private placement has not been completed.